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                                                                   EXHIBIT 99.2L


                         [BRYAN CAVE LLP LETTERHEAD]



                              November 26, 1997



To the Partners of:
Community Investment Partners III L.P., LLLP

c/o Edward D. Jones & Co., L.P.

12555 Manchester Road
St. Louis, Missouri  63131

        Re: Community Investment Partners III L.P., LLLP

Ladies and Gentlemen:

        We have acted as counsel for the above-referenced Missouri limited partnership, which is registered as a limited liability partnership (the "Partnership"), in connection with the preparation and filing of the Registration Statement on Form N-2 which has been filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), with respect to up to 200,000 Units of limited partnership interests in the Partnership (the "Units") which the Partnership plans to offer.


        We have examined originals or copies certified or otherwise identified to our satisfaction of the following documents and records of the Partnership:

                a) The Certificate of Limited Partnership of the Partnership, dated July 23, 1997, as filed with the Missouri Secretary of State's office on July 23, 1997;

                b) The Application for Registration of a Limited Liability Limited Partnership as filed with the Missouri Secretary of State's office on July 23, 1997, and the Registered Limited Liability Limited Partnership Certificate of Registration dated July 23, 1997;


                c) A registration statement (the "Initial Registration Statement") on Form N-2 (Registration No. 33-34363) filed on behalf of the Partnership with the Securities and Exchange Commission on August 26, 1997, as amended by Amendment No. 1 to the Initial Registration Statement ("Amendment No. 1"), including a related prospectus (the "Prospectus"), to be filed on behalf of the Partnership with the Securities and Exchange Commission on November 26, 1997, (the Initial Registration Statement as amended by Amendment No. 1 being hereinafter referred to as the "Registration Statement");


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                         [BRYAN CAVE LLP LETTERHEAD]


Community Investment Partners III L.P.; LLLP

November 26, 1997

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                d)      An executed copy of an Agreement of Limited Partnership
        of the Partnership dated as of July 23, 1997 between CIP Management L.P., LLLP and Steven Novik as initial limited partner;


                e)      An executed copy of an Amended and Restated Agreement
        of Limited Partnership of the Partnership dated November   ,
        1997, among CIP Management L.P., LLLP, as managing general partner, Ralph A. Kelly and Thomas A. Hughes, as individual general partners, and Steven Novik as withdrawing and initial limited partner; and


                f) A form of Amended and Restated Agreement of Limited Partnership for the Partnership, attached as Exhibit A to the Prospectus (the "Partnership Agreement").

             Initially capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Partnership Agreement.

             We have obtained or have been furnished with, and have relied upon, certificates from the General Partners relating to certain factual matters and certificates, advice and assurances from public officials and others as we have deemed necessary or appropriate for the purpose of this opinion. In addition, we have examined such other documents and records as we have deemed necessary as a basis for the opinions hereinafter expressed.

             Based on the foregoing, we are of the opinion that:

                (i) The Partnership is a limited partnership duly formed under the Missouri Revised Uniform Limited Partnership Act (the "Partnership Act"), is validly existing as a limited partnership under such Act and has full partnership power and authority under such Act and the Partnership Agreement to own or lease its properties and to carry on its business as now conducted or to be conducted, all as described in the Prospectus;

                (ii) The Partnership is duly registered as a limited liability limited partnership under the Missouri Uniform
        Partnership Law and the Partnership Act;

                (iii) Assuming (a) the due authorization, execution and delivery to the Managing General Partner by each subscriber of a Subscription Agreement, (b) the due acceptance by the Managing General Partner of the admission of the subscriber to the Partnership as a Limited Partner of the Partnership as a Limited Partner of the Partnership, (c) the payment by each such Limited Partner to the Partnership of the full consideration due from it for the limited partnership interest acquired by it, (d) that such Limited Partners take no part in the control of the business of the Partnership and do not hold themselves out as empowered to do so,


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                         [BRYAN CAVE LLP LETTERHEAD]



Community Investment Partners III L.P., LLLP

November 26, 1997

Page 3



        (e) that the books and records of the Partnership set forth all information required by the Partnership Agreement and the Partnership Act, including all information with respect to all persons to be admitted as partners of the Partnership and their capital contributions, and (f) that the General Partners operate the Partnership in accordance with the terms and conditions of the Partnership Agreement, then (A) the Units to be issued to the Limited Partners will be duly and validly issued and, subject to the qualifications set forth herein, fully paid and nonassessable limited partnership interests in the Partnership, except that pursuant to the Partnership Agreement, each unit shall be subject to the payment of an additional capital contribution of up to $12.50 per Unit; and (B) as to the Units, the Limited Partners, as limited partners of the Partnership, will have no liability in connection with the affairs of the Partnership in excess of their contributions to the Partnership and their share of the Partnership's assets and undistributed profits (subject to the obligation of a Limited Partner to repay (i) to the Partnership, to the extent provided under Section 359.391 of the Partnership Act, for a period of one (1) year after any rightful return, any part of its capital contribution rightfully returned to it, but only to the extent necessary to discharge the Partnership's liabilities to creditors who extended credit to the Partnership during the period the capital contribution was held by the Partnership, and
        (ii) for a period of six (6) years after any wrongful return, and funds wrongfully returned to it); and



                (iv) Assuming that the Limited Partners take no action other than actions permitted by the Partnership Agreement, there are no provisions in the Partnership Agreement the inclusion of which or the exercise of which, in accordance with the terms and conditions therein, would cause the Limited Partners to be deemed to be participating in the control of the business of the Partnership under Missouri law.

            We hereby consent to the filing of this opinion as Exhibit 99.2L to the Registration Statement and to the reference to this Firm in the Registration Statement and the Prospectus under the heading "Legal Matters."
In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,

                                                /s/ BRYAN CAVE LLP

                                                BRYAN CAVE LLP